Exhibit 99

NEWS RELEASE	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Cathey Lowe, Senior Vice President, Finance

Investor Relations

(818) 223-7530

Marya Jones, Director, Communications

Media Relations	(818) 223-7591

RYLAND CALLS $150 MILLION 9 1/8% SENIOR NOTES DUE 2011

CALABASAS, Calif., (May 19, 2006) — The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, announced that it is calling all of its 9 1/8 % Senior Subordinated Notes due 2011 for full redemption on July 3, 2006 in accordance with the terms of the indenture governing the notes.  The $150.0 million principal amount outstanding includes $6.5 million of notes owned by the company. The notes will be called at a premium of 104.563% to be paid along with accrued interest on July 3, 2006.  Holders of the notes will receive a notice of redemption setting forth the redemption procedures.

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The company currently operates in 28 markets across the country and has built more than 250,000 homes and financed more than 215,000 mortgages since its founding in 1967.   Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

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